Policy Number: 40-04 Effective Date: November 21, 2024 Function: Legal
         Exhibit: 19.0

CORPORATE POLICY

All words or phrases that are capitalized are defined in the “Key Terms and Definitions” section of this policy, unless otherwise defined in the body of the policy. Use of the terms “Xylem” or “Company” in this policy refers to Xylem Inc. and its subsidiaries. Use of the terms “you” or “your” in this policy refers to the persons and entities covered by this policy as described in “Persons and Entities Covered” in the “Scope” section below.
Federal and state laws prohibit an individual and companies from purchasing, selling or making other transfers of Securities of a U.S. public company while in possession of Material Non-Public Information concerning that company or its Securities (commonly referred to as “insider trading”). These laws also prohibit disclosing Material Non-Public Information to others who then trade on the basis of that information (commonly referred to as “tipping”).

The consequences for insider trading and tipping violations can be severe. Individuals who engage in insider trading may be subject to significant criminal and civil penalties, including imprisonment, substantial fines and repayment of any profit made or loss avoided. In the event of “tipping” allegations, penalties may apply to the tipper even if the individual does not personally benefit. An individual charged with insider trading or tipping will also personally incur legal defense fees and costs, which can be substantial. Companies and their directors, officers and other supervisory personnel may be subject to criminal and civil fines and penalties for failure to take appropriate steps to prevent insider trading.

The objectives of this policy are: a) to promote compliance with applicable securities laws and avoid even the appearance of improper conduct relative to these laws; b) to describe the general standards and procedures for engaging in transactions involving Xylem Securities or the Securities of other publicly traded companies; and c) to preserve the reputation and integrity of Xylem and its Directors, officers and employees.

It is the responsibility of all Directors, officers, employees, contractors and consultants to read, understand and comply with this policy and insider trading laws. You must also ensure that your Family Members and Controlled Entities, as applicable, comply with this policy and applicable laws. Xylem may take disciplinary actions against a Director, officer or employee for their or their Family Member or Controlled Entity’s failure to comply with this policy, up to and including termination of employment or affiliation with Xylem.

Questions about this policy or its application to any proposed Securities transaction should be directed to the Office of the General Counsel. While this policy is intended to protect you and the Company from insider trading violations, the matters set forth in this policy are guidelines only and are not intended to replace your ultimate responsibility for understanding and complying with securities laws and adhering to this policy. Any action on the part of the Company, the Office of the General Counsel or any other employee does not in any way constitute legal advice or insulate you from liability. You should report suspected violations of this policy to the Office of the General Counsel or via other reporting channels specified in the Company’s Code of Conduct.

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Policy Number: 40-04 Effective Date: November 21, 2024 Function: Legal
         Exhibit: 19.0

CORPORATE POLICY
Persons and Entities Covered. This policy applies to: a) all Xylem Directors, officers and employees, b) each such person’s Family Members and Controlled Entities, and c) contractors or consultants who have or may be provided with Material Non-Public Information in the course and scope of their services to Xylem. Because Xylem is a US company, US securities laws apply to all Xylem Directors, officers and employees globally. Individuals who are citizens or residents of non-US countries are not insulated from compliance with US securities laws and this policy.

Securities Covered. The Securities covered by this policy include those in which you have or share the ability to determine whether the Securities will be bought, sold, exercised, transferred or gifted. This policy applies whether you obtained the Securities as part of your compensation at Xylem, on the open market or otherwise.

Transactions Covered. Except as specifically set forth in this policy, the transactions subject to this policy broadly include a) the purchase, sale, transfer, gifting or donation of Xylem Securities, b) sales of Xylem Securities obtained through the exercise of stock options, including broker-assisted cashless exercise (e.g., the broker sells some or all of the shares underlying the option on the open market), c) certain transactions involving Securities under Xylem benefit plans as specified by this policy, d) using Xylem Securities to secure a loan, and e) transactions in the Securities of publicly traded companies with whom Xylem has an existing or potential business relationship (e.g. customer, supplier, strategic partner, or entity with which Xylem may be involved in negotiating an acquisition, disposition or other transaction) (collectively, “Business Partners”).

1.Prohibition Against Trading While in Possession of Material Non-Public Information.
a.You may not trade in Xylem Securities while aware of any Material Non-Public Information relating to Xylem or its Securities.
b.You may not trade in the Securities of any of the Company’s Business Partners while aware of any Material Non-Public Information relating to that company or its Securities that was obtained as a result of Your employment, affiliation or service with Xylem.
c.You should also be aware that insider trading could include situations where, among other things, you trade in Securities of other companies (e.g., competitors) based on Material Non-Public Information concerning Xylem or Xylem Securities that you are aware of.

2.Prohibition Against Tipping. You may not disclose Material Non-Public Information about Xylem or another company (including Xylem’s Business Partners) to any other person or entity, or suggest that anyone purchase, sell, gift or otherwise transact any company’s Securities on the basis of Material Non-Public Information about that company or that company’s Securities. Collectively, these prohibitions are referred to as “tipping” and apply regardless of whether or not you receive any benefit from the use of that information by the other person or entity.

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Policy Number: 40-04 Effective Date: November 21, 2024 Function: Legal
         Exhibit: 19.0

CORPORATE POLICY
3.Prohibition on Short Swing Transactions. Directors and Section 16 Officers are prohibited from engaging in the purchase and sale, or the sale and purchase, of the same class of Xylem Securities within any 6-month period (commonly referred to as “short swing” transactions), regardless of whether the individual is in possession of Material Non-Public Information at the time of the transactions. If a Director or Section 16 Officer engages in such transactions, the individual will be required to remit to Xylem any gain on or loss avoided by the transactions, and also comply with all reporting requirements under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This prohibition does not include grants, awards, vesting or other acquisitions of Xylem Securities as part of the director or Section 16 Officer’s compensation.

4.Other Prohibited Transactions. You may not engage in the following types of transactions, whether or not you are in possession of Material Non-Public Information, as they may lead to inadvertent violations of insider trading laws or otherwise create conflicts of interest:

a.Short sales of Xylem Securities (that is, a sale of Securities which are not then owned)

b.Engaging in derivative or speculative transactions in Xylem Securities, including the purchase or sale of puts, calls, warrants or options (other than the exercise of vested options received pursuant to Xylem’s long-term incentive compensation plans).

c.Transactions (including through the purchase of financial instruments, such as prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Xylem Securities (commonly referred to as “hedging”). This includes hedging transactions of Securities subject to an in-force Rule 10b5-1 Plan (see “Rule 10b5-1 Trading Plans” section below).

d.Pledging Xylem Securities as collateral or holding them in margin accounts.

e.Placing standing or limit orders with brokers (except those under approved Rule 10b5-1 Plans) where there is no control over the timing of purchases or sales and as a result the broker could execute a transaction after you have come into possession of Material Non-Public Information. You are strongly discouraged from placing standing and limit orders. If you determine that you must use a standing order or limit order, the order should be used for only five (5) trading days and must be cancelled (i) if you subsequently obtain Material Non-Public Information or (ii) prior to the start of a blackout period to which you are subject.

f.Any other transactions that Xylem’s General Counsel may from time to time prohibit.

5.Additional Restrictions Applicable to Restricted Insiders.

a.Trading Windows and Blackout Periods. Subject to paragraph 5.b. below, Restricted Insiders may only engage in transactions in Xylem Securities during a Trading Window. Restricted Insiders are prohibited from trading in Xylem Securities during Quarterly Blackout Periods or other special blackout periods if notified by the Office of the General Counsel (see section 6. below), other than pursuant to an approved Rule 10b5-1 trading plan (see “Rule 10b5-1 Trading Plans” section

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Policy Number: 40-04 Effective Date: November 21, 2024 Function: Legal
         Exhibit: 19.0

CORPORATE POLICY
below) or as specified under the “Applicability of Policy to Transactions Under Company Plans” section below. Prior to the inception of a Quarterly Blackout Period, a Restricted Insider’s pending transactions in Xylem Securities that could be, but have not been, executed (other than pursuant to a Rule 10b5-1 trading plan) must be cancelled.

b.Mandatory Pre-Clearance of All Transactions by Restricted Insiders. Prior to engaging in a transaction in Xylem Securities or implementing a Rule 10b5-1 trading plan (see “Rule 10b5-1 Trading Plans” section below) during a Trading Window, Restricted Insiders must complete a pre-clearance process, as follows:
i.Directors, the Chief Executive Officer (“CEO”), the General Counsel, the Chief Financial Officer (“CFO”), Section 16 Officers and other CEO direct reports: must receive written pre-clearance as indicated below. To initiate the pre-clearance process, a completed Trading Clearance Request Form for Insiders must be submitted at least 2 trading days in advance of the proposed transaction to the Office of the General Counsel whose designee (typically the Corporate Secretary or an Assistant Corporate Secretary) will then facilitate the pre-clearance process. In the case of the General Counsel’s (“GC”) request for pre-clearance, the Trading Clearance Request Form must be submitted to the Chief Financial Officer, who will then facilitate the pre-clearance process.

Restricted Insider	Pre-clearing Party
	CEO	CFO	GC
Directors
Section 16 Officers
CEO
CEO direct reports (other than the CFO and General Counsel)
General Counsel
CFO

All other Restricted Insiders: must submit a completed Trading Clearance Request Form for Insiders to the Corporate Secretary or their designee who will review and advise of the individual’s written pre-clearance.

ii.If a pre-clearance request is granted, the Restricted Insider must execute the transaction as soon as reasonably possible, but in any case, no later than five (5) trading days following the date of receipt of pre-clearance, subject to the Trading Window. However, if the Restricted Insider becomes aware of Material Non-Public Information concerning Xylem before the transaction is executed, the pre-clearance shall be considered void, the transaction must not be completed and any standing limit order must be cancelled.

iii.If a pre-clearance request is denied, the Restricted Insider should not inform anyone within or outside the Company about the denial. The General Counsel has no obligation to inform the requestor of the reasons for the denial.

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Policy Number: 40-04 Effective Date: November 21, 2024 Function: Legal
         Exhibit: 19.0

CORPORATE POLICY
6.Special Blackout Periods. From time to time, Material Non-Public Information regarding the Company may be pending, such as potential mergers, acquisitions or divestitures, or any other highly sensitive matter. In such cases, Xylem’s General Counsel may impose a special blackout period. Individuals subject to the special blackout period will be notified by the Office of the General Counsel, including when the blackout begins and ends. If you are notified of a special blackout period, you must keep that fact confidential and not discuss it with anyone else, including co-workers, and you are prohibited from transactions of Xylem Securities during special blackout periods.

7.Hardship Exceptions. The General Counsel may, on a case-by-case basis, authorize transactions in Xylem Securities by Restricted Insiders, other than Directors and Section 16 Officers, outside of Trading Windows (but not during special blackout periods) due to financial hardships. The General Counsel will only consider a request for a hardship exception if the individual has notified the General Counsel in writing of the circumstances of the hardship and does not in fact possess Material Non-Public Information. Hardship exceptions are granted infrequently and only in exceptional circumstances.
1. 401(k) Plans. The policy’s trading prohibition does not apply to automatic purchases or acquisitions of Xylem stock in a 401(k) plan sponsored by Xylem or its subsidiaries (“Xylem 401(k) Plan”) that are transacted pursuant to a continuing investment election and periodic contributions from an existing payroll deduction.
However, the policy’s trading prohibition does apply to the following elections:

a.Beginning or terminating investment in Xylem stock in a Xylem 401(k) Plan;
b.Increasing or decreasing the percentage of periodic contributions that will be allocated to the Xylem stock in a Xylem 401(k) Plan;
c.Transferring an existing account balance into or out of Xylem stock in a Xylem 401(k) Plan;
d.Borrowing against a Xylem 401(k) Plan balance if the loan will result in a liquidation of some or all of your Xylem stock in the 401(k) Plan; and
e.Pre-paying a Xylem 401(k) Plan loan if the pre-payment will result in the allocation of loan proceeds to Xylem stock.
2.Deferred Compensation Plan. The policy’s trading prohibition does not apply to acquisitions of Xylem stock units resulting from periodic deferrals of compensation made pursuant to an advance deferral election in a deferred compensation plan sponsored by Xylem.
3.Dividend Reinvestment Plan. The policy’s trading prohibition does not apply to automatic acquisitions of Xylem stock pursuant to a dividend reinvestment plan sponsored by Xylem.

However, the policy’s trading prohibition does apply to the following elections:

a.Beginning or terminating participation in the plan;
b.Increasing or decreasing your level of participation in the plan;

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Policy Number: 40-04 Effective Date: November 21, 2024 Function: Legal
         Exhibit: 19.0

CORPORATE POLICY
c.Making additional contributions to the plan that result in a voluntary purchase of Xylem stock; and
d.Selling Xylem stock acquired pursuant to the plan.

4.Performance Share Unit (“PSU”) Awards and Restricted Stock Unit (“RSU”) Awards. The policy’s trading prohibition, including as respects Quarterly Blackout Periods and special blackout periods, does not apply to the grant, vesting or settlement of PSUs and RSUs, the payment of related dividend equivalents, or the withholding of Xylem stock to cover an employee’s tax obligation consequent to a vesting as part of Xylem’s long-term incentive compensation plans. However, grants of PSUs and RSUs are not permitted during Equity Grant Blackout Periods.

In the case of employees in non-U.S. countries, sales of shares of Xylem stock on the employee’s behalf upon the vesting of PSUs or RSUs, as directed by the Company using a broker designated by the Company, to (i) satisfy tax withholding obligations incident to such vesting where share withholding is not possible, or (ii) provide the cash proceeds from the sales as settlement for the vested awards where settlement in shares upon vesting is not permitted by the applicable laws, the policy’s trading prohibition, including restrictions during Quarterly Blackout Periods and special blackout periods applicable to Restricted Persons, does not apply.

To facilitate compliance with this policy, it is the Company’s policy that (i) for Directors and US employees, including Section 16 Officers, all tax withholding obligations incident to vesting of RSUs and PSUs be satisfied by net settlement, as applicable; (ii) for all non-US employees, tax withholding obligations be satisfied by sell-to-cover where withholding of shares is not possible; and (iii) where settlement in shares upon vesting is not permitted by applicable laws, shares will be sold and cash proceeds will be provided to employees as settlement for the applicable awards.

Except as provided above, the policy’s trading prohibition does apply to transactions involving the underlying shares of Xylem stock after the PSUs and RSUs vest, including any market sales, gifting or other transfer of the stock.

5.Stock Options. The policy’s trading prohibition, including as respects Quarterly Blackout Periods and special blackout periods, does not apply to the grant or vesting of Xylem stock options as part of Xylem’s long-term incentive compensation plans. However, options grants are not permitted during Equity Grant Blackout Periods.

The policy’s trading prohibition also does not apply to the exercise of an option if no Xylem stock is sold, or to the withholding of Xylem stock to satisfy tax withholding requirements.

The policy’s trading prohibition, including as respects Quarterly Blackout Periods and special blackout periods, and other requirements does apply to all other exercises of Xylem stock options, including net exercises or cashless exercises.

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Policy Number: 40-04 Effective Date: November 21, 2024 Function: Legal
         Exhibit: 19.0

CORPORATE POLICY
1.Mutual Funds. The policy’s trading prohibition does not apply to transactions in mutual funds that are invested in Xylem Securities, as long as you do not control the investment decisions on individual securities within the fund or portfolio and Xylem Securities do not represent a substantial portion of the assets of the fund or portfolio.

2.Certain Transfers. The policy’s trading prohibition does not apply to the transfer of Xylem Securities to any entity or account that does not involve a change in beneficial ownership of the securities (e.g. transferring shares from one brokerage account to another brokerage account where both accounts are solely controlled by you).

3.Rule 10b5-1 Plans. The policy’s trading prohibition does not apply to transactions in Securities pursuant to a trading plan that complies with the US Securities and Exchange Commission’s (“SEC”) Rule 10b5-1 and has been approved through the Company’s mandatory pre-clearance process (see the “Rule 10b5-1 Trading Plans” section).

4.Public Offering. The policy’s trading prohibition does not apply to sales of Xylem Securities in a registered public offering in accordance with applicable securities laws.

5.Company Transactions. From time to time, the Company may engage in transactions in Xylem Securities. It is the Company’s policy that Xylem will not engage in repurchases of Xylem Securities while aware of Material Non-Public Information or during a Quarterly Blackout Period or a special blackout period (other than pursuant to a trading plan that complies with Rule 10b5-1 under the Exchange Act and this policy). Xylem will comply with all applicable securities laws and state laws (including appropriate approvals by the Board of Directors or appropriate committee, if required), as well as this policy’s trading prohibition when engaging in transactions in Xylem Securities.

Rule 10b5-1(c) under the Exchange Act provides an affirmative defense against insider trading liability if trades occur pursuant to a written plan, contract, instruction or arrangement that meets the specified conditions of the Rule (referred to as a “10b5-1 Plan”). Transactions under a 10b5-1 Plan may occur even when the person who has entered into the plan is aware of Material Non-Public Information.
Who May Enter Into a 10b5-1 Plan. Because of the trading restrictions imposed on Restricted Insiders under this policy, only Restricted Insiders are eligible to enter into a Rule 10b5-1 Plan. In addition to complying with the requirements of the SEC’s Rule 10b5-1(c), under this policy the design, adoption, amendment or termination of a Rule 10b5-1 Plan must meet the requirements set forth in Appendix A, “Guidelines for Rule 10b5-1 Trading Plans.”

Disclosures Regarding 10b5-1 Plans. The Company will comply with all SEC requirements pertaining to disclosures, including mandatory quarterly disclosure in its periodic reports of Directors' and Section 16 Officers’ adoption or termination of 10b5-1 Plans and material terms (other than with respect to price). When required by SEC rules, the Company will also make required disclosures of applicable Family Members and Controlled Entities’ 10b5-1 Plans.

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Policy Number: 40-04 Effective Date: November 21, 2024 Function: Legal
         Exhibit: 19.0

CORPORATE POLICY
Directors and Section 16 Officers are subject to Section 16 of the Exchange Act, which requires them to file reports with the SEC of all acquisitions, dispositions, including gifts, and other changes in beneficial ownership of Xylem Securities within two (2) business days after any such transaction, including those made pursuant to an approved 10b5-1 Plan, unless specifically exempt.

The Office of the General Counsel and its designee(s) will assist Directors and Section 16 Officers in preparing and filing the required Section 16 reports. However, Directors and Section 16 Officers are ultimately individually responsible for ensuring the required reports are filed with accurate information and on a timely basis.

Trading on the basis of Material Non-Public Information is prohibited even if trades are made in compliance with Quarterly Blackout Periods, special blackout periods, Trading Windows and pre-clearance procedures. As a result, these mechanisms should not be considered as creating a safe harbor for trading Xylem Securities. In addition, the existence of a personal financial hardship or emergency does not excuse compliance with this policy or applicable laws. You should use good judgment at all times.
1.If you are in possession of Material Non-Public Information when your employment, service or affiliation with Xylem terminates, you, your Family Members and Controlled Entities may not trade in Xylem Securities until that information has become public or is no longer considered Material Information.

2.If you are a Restricted Insider and your employment, service or affiliation with Xylem terminates during a Quarterly Blackout Period or other special blackout period, you, your Family Members and Controlled Entities may not trade in Xylem Securities until the Trading Window re-opens.
Controlled Entities includes any corporation, partnership, trust, estate or other entity for which you have, or share the ability to, influence, manage or control investment decisions of such entity.

Directors means individuals who are members of Xylem Inc.’s Board of Directors. Directors are subject to Section 16 of the Exchange Act.

Equity Grant Blackout Period is a period of time set and advised by the Office of the General Counsel which, as a general matter, begins at 12:00am ET on the fourth trading day prior to the filing of a Form 10-Q, Form 10-K or Form 8-K and ends at 7:00 am ET on the third trading day after the filing.

Family Members includes 1) a spouse or domestic partner, minor children and any other person sharing the household of a Xylem Director, officer or employee, and 2) any family members who do not live in your household but whose transactions in Xylem Securities are directed by you or are subject to your influence or control.

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Policy Number: 40-04 Effective Date: November 21, 2024 Function: Legal
         Exhibit: 19.0

CORPORATE POLICY
Material Information is information a reasonable investor would consider important in making an investment decision or information a reasonable investor would view as altering the total mix of available information. In general, any information that is likely to affect the market price of Securities, whether positively or negatively, should be considered Material. Materiality is based on an assessment of all of the facts and circumstances. If you are not certain whether information is Material, please contact the General Counsel.

Non-Public Information is information that is not generally known or available to the public. We consider information to be public only when it has been widely disseminated by means of a press release, an SEC filing or other means of broad public dissemination in accordance with the SEC’s Regulation Fair Disclosure. Information that has been disclosed to the general public should continue to be considered non-public until a sufficient amount of time has passed for the investment markets to absorb and evaluate the information. Although timing may vary depending on the circumstances, information is generally considered to be Non-Public Information until two (2) full trading days of the New York Stock Exchange have elapsed following Xylem’s disclosure.

Quarterly Blackout Period is a period of time set and advised by the Office of the General Counsel which, as a general matter, begins at 12:00am ET on the 15th day of the last month of each quarter and ends at 7:00am ET on the third full trading day after the release of Xylem’s quarterly earnings.

Restricted Insiders includes Directors, Section 16 Officers, all direct reports to the President and Chief Executive Officer, and such other employees who are notified by the Office of the General Counsel that they have been designated as Restricted Insiders for the purposes of Quarterly Blackout Periods or special blackout periods, as well as Restricted Insiders’ Family Members and Controlled Entities.

Section 16 Officers are individuals designated by the Xylem Inc.’s Board of Directors as “officers” for the purposes of Section 16 of the Exchange Act.

Securities includes stock (common and preferred, including any stock acquired through exercise or settlement of equity awards pursuant to Xylem’s long-term incentive compensation plans), stock options, warrants, debentures, bonds, notes, convertible instruments, put or call options or other derivative securities related to any of the securities of Xylem Inc. or other publicly traded companies, or other types of instruments that Xylem Inc. or other publicly traded companies may issue.

Trading Window is a period of time specified by the Office of the General Counsel during which Restricted Insiders may trade Xylem Securities, subject to the requirements of this policy.

•Xylem Code of Conduct
•Trading Clearance Request Form for Insiders
•Policy 40-18 Fair Disclosure

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Policy Number: 40-04 Effective Date: November 21, 2024 Function: Legal
         Exhibit: 19.0

CORPORATE POLICY

Date	Revision	Change Made	Executive Sponsor/Approver
November 21, 2024	D	Policy Modifications	Dorothy Capers
December 19, 2019	C	Policy Modifications	Claudia Toussaint
September 13, 2013	B	Policy Modifications	Christian Na
December 17, 2012	A	Update Executive Sponsor	Christian Na
October 15, 2011	--	Initial Issuance	Frank Jimenez

Acknowledgement and Certification Required by All Restricted Insiders

I certify that:

1.I have read and understand the Insider Trading and 10b5-1 Plans Policy 40-04 of Xylem Inc. I understand that the Company’s Office of General Counsel is available to answer any questions I have at any time regarding the policy.

2.Since the date this policy became effective, or such shorter period of time that I have been involved with the Company, I have complied with the policy.

3.I will continue to comply with the policy for as long as I am subject to the policy, regardless of my continued designation, or not, as a Restricted Insider.

_________________________________ Signature of Restricted Insider	Date: __________________________
_________________________________ Name of Restricted Insider (Please Print)

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Policy Number: 40-04 Effective Date: November 21, 2024 Function: Legal
         Exhibit: 19.0

CORPORATE POLICY
Appendix A
Guidelines for Rule 10b5-1 Trading Plans
These guidelines are in addition to, and not in lieu of, the requirements and conditions of the SEC’s Rule 10b5-1. The Office of the General Counsel will interpret and administer these guidelines in assessing compliance with Rule 10b5-1 and this policy. A Restricted Insider is ultimately responsible for ensuring that their Rule 10b5-1 Plan and contemplated transactions fully comply with applicable securities laws.

A 10b5-1 Plan must comply with all applicable SEC requirements and Company requirements, including as follows:

1.Time of Adoption. Subject to pre-clearance requirements (see 3. Below), a Restricted Insider may enter into a 10b5-1 Plan only at a time when they are not in possession of any Material Non-Public Information, and during a Trading Window.
2.Good Faith and Certification Requirements. Restricted Insiders that enter into a 10b5-1 Plan must:
a.Enter into the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and certify to same in the 10b5-1 Plan document;
b.Act in good faith with respect to the 10b5-1 Plan for its entire duration; and
c.Certify in the 10b5-1 Plan document that they are not aware of any Material Non-Public Information about Xylem or its Securities at the time of entry into the Plan.
3.Pre-clearance. A Restricted Insider’s adoption, voluntary termination or modification of a 10b5-1 Plan must undergo the mandatory pre-clearance process as specified in the policy (see the “Mandatory Pre-Clearance for Restricted Insiders” section of the policy). Pre-clearance requests must be submitted to the Office of the General Counsel at least two (2) weeks prior to the contemplated adoption date of the 10b5-1 Plan to enable sufficient time for review and pre-clearance.
4. 10b5-1 Plan Design and Administration.
a.A 10b5-1 Plan may only be placed, administered and maintained by a broker designated by Xylem, unless a different broker is expressly authorized by the Office of the General Counsel.
b.A 10b5-1 Plan must be in writing using Xylem’s pre-approved document with appropriate certifications signed by the Restricted Insider.
c.A 10b5-1 Plan must specify (i) the amount, price and date of trades in Xylem Securities to be effected, or (ii) a written formula, computer program or algorithm for determining the amount, price and date of any trades to be effected.
d.A 10b5-1 Plan must include closed trading windows that incept at 7:00am ET on the fifth trading day before the release of Xylem’s quarterly earnings and end at 7:00am on the third trading day following the earnings release.
e.Following adoption of the Rule 10b5-1 Plan, the Restricted Insider must not be able to exercise any subsequent influence over how, when or whether to affect trades under the Plan.

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Policy Number: 40-04 Effective Date: November 21, 2024 Function: Legal
         Exhibit: 19.0

CORPORATE POLICY
f.A Restricted Insider may not have more than one 10b5-1 Plan in effect at any time, except as may be otherwise permitted by Rule 10b5-1’s limited exceptions and subject to pre-clearance as required by this policy.
g.A Restricted Insider may not have more than one “single trade plan” in any consecutive 12-month period, other than for sales to satisfy tax obligations consequent to the vesting of Xylem Securities as part of the Company’s long-term incentive compensation plans. Per Rule 10b5-1, a single-trade plan is “designed to effect” the purchase or sale of securities as a single transaction when the terms of the plan directly or indirectly require execution in a single transaction.
5.Cooling-Off Periods. The first trade under the 10b5-1 Plan may not occur until the expiration of a cooling-off period as follows:
a.For Directors and Section 16 Officers, as well as their Family Members and Controlled Entities: the later of (i) two (2) business days following the filing of Xylem’s Form 10-Q or Form 10-K for the completed fiscal quarter in which the 10b5-1 Plan was adopted, and (ii) 90 calendar days after the adoption of the 10b5-1 Plan; provided, however, that the required cooling-off period shall not exceed 120 calendar days.
b.For all other Restricted Insiders: 30 calendar days after adoption of the 10b5-1 Plan.
6.No Hedging. Restricted Insiders may not enter into, or alter, a corresponding or hedging transaction or position of the Securities subject to the 10b5-1 Plan and must agree not to enter into any such transaction while the 10b5-1 Plan is in effect.
7.Compliance With Plan. The Restricted Insider must abide by the terms of their 10b5-1 Plan as long as the Plan remains in effect.
8.Modification and Termination. Any modification or termination of an in-force 10b5-1 Plan is strongly discouraged due to legal risks, and can affect the validity of trades that have taken place under the Plan prior to modification or termination.
Under Rule 10b5-1 and these guidelines, any deviation from or modification to the amount, price or timing of sale or purchase of Securities underlying a 10b5-1 Plan (a “Material Modification”) will constitute a termination of the Plan and adoption of a new 10b5-1 Plan, and will be subject to all requirements set forth in these guidelines regarding the adoption of a new 10b5-1 Plan, including a new cooling-off period. As such, any Material Modification of an existing 10b5-1 Plan is subject to prior approval via the mandatory pre-clearance process described in paragraph 3 of these guidelines. A Restricted Insider considering administrative changes to an in-force 10b5-1 Plan (e.g. changing the account information) should consult with the Office of the General Counsel in advance to confirm that any such change does not constitute an effective termination of the Plan and adoption of a new Plan.
Voluntary termination (other than through an amendment or modification) of an existing 10b5-1 Plan is subject to prior approval via the mandatory pre-clearance process described in paragraph 3 of these guidelines. As a threshold matter, consideration of possible termination of a 10b5-1 Plan requires that the Restricted Insider is not aware of any Material Non-public Information, and that the proposed termination would occur in a Trading Window. If voluntary termination is approved, the Restricted Insider may neither engage in any transaction in Xylem Securities nor adopt a new 10b5-1 Plan for at least 90 calendar days following the Plan termination, subject to an open Trading Window.

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Policy Number: 40-04 Effective Date: November 21, 2024 Function: Legal
         Exhibit: 19.0

CORPORATE POLICY
The General Counsel may terminate or suspend a 10b5-1 Plan at any time for any reason.
8.Transactions Outside an In-Force 10b5-1 Plan. You may not buy Xylem Securities outside of a 10b5-1 Plan while the Plan is in effect. Generally, selling Xylem Securities not otherwise designated in a 10b5-1 Plan while a Plan is in effect is not advised but may be permitted upon consultation with the General Counsel.

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